Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-1

Solidion Technology, Inc.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Shares of Common Stock, $0.0001 par value per share	(1)	Other	8,629,516	$	$193,732,634.20	0.0001381	$26,754.48

Total Offering Amounts:							$193,732,634.20		26,754.48
Total Fees Previously Paid:
Total Fee Offsets:									0.00
Net Fee Due:									$26,754.48

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Offering Note(s)

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the securities registered hereunder include an indeterminate number of additional shares of common stock as may from time to time become issuable by reason of share splits, share dividends, recapitalizations, or other similar transactions. Represents shares of Common Stock being registered for resale by the selling securityholders, consisting of: (i) 3,447,957 shares issued pursuant to the Amendment to the 2024 Purchase Agreement, dated as of October 21, 2025; (ii) 110,134 shares issuable upon conversion of certain promissory notes issued by the Convertible Notes; (iii) 1,119,695 shares issued to Global Graphene Group, Inc. (“G3”) pursuant to the Merger Agreement, dated February 16, 2023, as amended on August 25, 2023 (the “Merger Agreement”); (iv) 75,000 shares issuable to Arbor Lake Capital, Inc., consisting of 35,000 shares issued pursuant to the Merger Agreement and 40,000 shares issued pursuant to the amended Strategic Cooperation Consulting Agreement, dated September 11, 2024; (v) 10,000 shares issuable to Arbor Lake Capital LLC pursuant to the 2024 Consulting Agreement; (vi) 61,750 shares originally issued to Mach FM Acquisitions LLC and its affiliates in connection with the initial public offering of Nubia Brand International Corp.; (vii) 190,860 shares issued to Meteora Capital Partners, LP, Meteora Select Trading Opportunities Master, LP, and Meteora Strategic Capital, LLC pursuant to the Forward Purchase Agreement, dated January 31, 2024; (viii) 2,470 shares issued to affiliates of EF Hutton LLC; (ix) 120,000 shares issued in consideration of prior board service to certain of the Registrant’s non-executive directors; (x) 120,000 shares issued in consideration of prior service to certain of the Registrant’s non-executive employees; (xi) 450,000 shares issued to G3 pursuant to an earn-out provision in the Merger Agreement; (xii) 240,400 shares issued to Anson Investments Master Fund LP pursuant to an agreement entered into on December 8, 2025; (xiii) 750,000 shares issued to Alyeska Master Fund, L.P. (the “2026 Investor”) pursuant to the Securities Purchase Agreement, dated June 7, 2026 (the “2026 Purchase Agreement”); (xiv) up to 1,583,000 shares issuable upon the exercise of the pre-funded warrants to the 2026 Investor pursuant to the 2026 Purchase Agreement; (xv) up to 116,650 shares issuable upon the exercise of warrants to Titan Partners Group LLC, a division of American Capital Partners, LLC, as placement agent in connection with the 2026 Purchase Agreement; (xvi) up to 108,100 shares issuable upon the exercise of the Registrant’s private warrants; and (xvii) up to 123,500 shares issuable upon the exercise of the Registrant’s public warrants. Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, based on the average of the high and low prices of the Common Stock on The Nasdaq Capital Market on June 9, 2026, which is a date within five business days prior to the date of filing.